Exhibit 21


Subsidiaries of the Registrant


Subsidiary Name                          State of Incorporation        Business Name
---------------                          ----------------------        -------------
California Water Service Company         California                   California Water Service Company
CWS Utility Services                     California                   CWS Utility Services
New Mexico Water Service Company         New Mexico                   New Mexico Water Service       Company
Washington Water Service Company         Washington                   Washington Water Service Company
Hawaii Water Service Company, Inc.       Hawaii                       Hawaii Water Service Company


The Company and each of its subsidiaries operate in one business segment, the supply and distribution of water, and providing water related services.